EXHIBIT 10.2

AMENDED AND RESTATED PURCHASE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AGREEMENT (this "Agreement") is entered into this 27th day of September, 2004, between Vestin Fund I, LLC, Vestin Fund II, LLC and Owens Mortgage Investment Fund, or their assigns (collectively, “Sellers”), on the one hand, and on the other hand, Station Casinos, Inc. (“Buyer”), or its assigns.

RECITALS

WHEREAS, Sellers obtained title to the real property and improvements formerly known as the Castaways Hotel, Casino and Bowling Center (“Castaways”) located in Las Vegas, Nevada, as the result of a foreclosure sale held on Monday, February 2, 2004.

WHEREAS, Sellers and MGI, LLC, a Nevada limited liability company (“MGI”), entered into that Purchase Agreement dated June 4, 2004 (the “Former Agreement”), pursuant to which MGI agreed to purchase, and Sellers agreed to sell, the Castaways subject to the terms and conditions set forth therein.

WHEREAS, pursuant to that Assignment Agreement dated of even date herewith (the “Assignment”), among MGI, Buyer and Sellers, MGI assigned and transferred to Buyer all of MGI’s right, title and interest in the Former Agreement subject to the terms and conditions contained in the Assignment and the Former Agreement.

WHEREAS, Buyer and Sellers desire to replace the Former Agreement in its entirety with this Agreement, and the Former Agreement shall no longer be of any force or effect.

WHEREAS, the real property and other assets to be sold by Sellers to Buyer pursuant to this Agreement include the following:

a.	All of the real property owned by Sellers and comprising the land and improvements thereon formerly known as the Castaways Hotel, Casino and Bowling Center located at 2800 Fremont Street, Las Vegas, Nevada 89104 (the "Hotel Property") as more fully described on Exhibit A attached hereto and incorporated herein by reference;

b.	All tangible personal property owned by Sellers and located on and applicable to the Hotel Property except for the pylon sign which belongs to the sign vendor and "Gaming Devices," (the term "Gaming Devices" being used herein as defined in NRS 463.0155) at the Hotel Property which are being retained by Seller, but including within the tangible personal property being sold the "Associated Equipment" to the Gaming Devices (the term "Associated Equipment" being used herein as defined in NRS 463.0136 together with the signs, stools, stands, chairs and counting equipment located on and applicable to the Hotel Property) (collectively, the "Personal Property").

WHEREAS, the Hotel Property and the Personal Property are sometimes collectively referred to as the "Assets." The Assets do not include the Castaways' pylon sign which is owned by Federal Heath Sign Company, LLC (the "Pylon Sign"). The Assets include the Associated Equipment, but do not include the Gaming Devices or any cash and coinage, none of which Gaming Devices, cash or coinage is being sold and all of which is the property of and will be retained by Sellers (the Gaming Devices, cash or coinage is referred to as the "Sellers' Retained Property").

NOW, THEREFORE, for good and valuable consideration, as set forth above and in the remaining covenants in this Agreement, the parties agree as follows:

1. Purchase Price. The price to be paid for the Assets will be Twenty One Million Seven Hundred Sixty-Seven Thousand Twenty-Eight Dollars ($21,767,028) (the “Purchase Price”). There will be no credit against the Purchase Price for the Sellers' Retained Property and Sellers will remain the owners of the Sellers' Retained Property.

2. Escrow and Close of Escrow. Escrow will be opened with Heidi Colvin at Equity Title of Nevada (“Escrow Holder”), which will use this Agreement as escrow instructions, along with any supplemental instructions it requires. In the event of any conflict or inconsistency with any supplemental escrow instructions, this Agreement will control. At Close of Escrow, Sellers will deliver to Buyer the following in a form reasonably satisfactory to Buyer: (i) a grant, bargain and sale deed in customary form conveying the Hotel Property to Buyer subject only to those title exceptions set forth on that preliminary title report dated as of August 6, 2004, and issued by Equity Title of Nevada (the “Title Report”) and approved by Buyer (the “Permitted Exceptions”); provided, however, that Sellers covenant and agree to remove, or cause to be removed, at the Closing all monetary encumbrances on the Hotel Property as reflected in the Title Report, (ii) a bill of sale conveying the Personal Property to Buyer, and (iii) such other agreements, notices, opinions, warranties, certificates or other instruments as may be required hereunder. Closing (the "Close of Escrow") will be as provided in this Section and will occur at the executive offices of Station Casinos, Inc., 2411 West Sahara Avenue, Las Vegas, Nevada, 89102, at 10:00 a.m. on October 1, 2004.

3. Access to the Property. At all timers prior to the Close of Escrow, Buyer and its agents and representatives shall be entitled to enter onto the Hotel Property to perform inspections and tests of the Hotel Property. Buyer agrees to indemnify, defend and hold harmless Sellers and the Hotel Property from all liabilities, damages, losses, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by Sellers by reason of any actual damage to the Hotel Property or injury to persons caused by Buyer and/or its agents and representatives in exercising Buyer’s rights under the preceding sentence. Sellers hereby grant Buyer a license from the date hereof until the expiration of this Agreement for the aforementioned purposes.

4. Representations, Covenants and Conditions Precedent to Close of Escrow.

A. Buyer’s Representations.

Buyer represents and warrants to Sellers as follows: (a) Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to enter into and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by the person executing the same on behalf of Buyer has been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Buyer (assuming the due authorization, execution and delivery hereof and thereof by Sellers), enforceable in accordance with their respective terms, (c) neither the execution, delivery nor performance of this Agreement will breach any statute, law, ordinance, rule or regulation of any governmental authority or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority to which Buyer is subject or any agreement or instrument to which it is party, or constitute a default thereunder, and (d) no consent, approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Agreement by Buyer.

B. Sellers’ Covenants and Representations.

a.	Prior to Close of Escrow, Sellers will continue to pay all normal expenses for the Assets that Sellers are currently paying incident to ownership, including water, power, sewer, telephones, gas, electricity, taxes, security, maintenance, engineering, insurance, fence rental, service contracts for elevators, chillers, boilers and other furniture, fixtures and equipment.

b.	Sellers must remove the Sellers' Retained Property and the records and documents of the former owners of the Hotel Property before the Close of Escrow, so that Buyer is not responsible for their storage and maintenance. Except for the foregoing, Sellers will refrain from selling or otherwise disposing of any asset included in the Assets and will preserve the Assets and maintain them in as favorable a condition as exists on the date hereof, normal wear and tear excepted.

c.	Sellers represent and warrant to Buyer as follows: (a) Sellers are duly organized, validly existing and in good standing under the laws of their respective states of formation, with all requisite power and authority to enter into and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Sellers have been duly and validly authorized and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Sellers (assuming the due authorization, execution and delivery hereof and thereof by Buyer), enforceable in accordance with their respective terms, (c) neither the execution, delivery nor performance of this Agreement will breach any statute, law, ordinance, rule or regulation of any governmental authority or conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority to which Sellers or the Assets are subject or any agreement or instrument to which it is party or by which it or the Assets is bound, or constitute a default thereunder, and (d) no consent, approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Agreement by Sellers.

d.	Except for that month-to-month lease agreement between Sellers and Verde Communications (a copy of which was previously delivered by Sellers to Buyer), there are no leases, licenses, or occupancy agreements of any kind, whether written or oral, covering the Hotel Property or any portion thereof.

C. Sellers’ Conditions.

All of the obligations of Sellers’ hereunder are subject to the fulfillment, prior to or at the Close of Escrow, as required, of each of the following conditions (unless waived by Sellers), subject to no reservations, restrictions, conditions or limitations unsatisfactory to Sellers:

a.	[Intentionally Omitted.]

b.	Buyer will execute and deposit with Escrow Holder all documents as are necessary for the timely Close of Escrow.

D. Buyer’s Conditions.

All of the obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Close of Escrow, as required, of each of the following conditions (unless waived by Buyer), subject to no reservations, restrictions, conditions or limitations unsatisfactory to Buyer:

a.	Buyer being able to obtain, at Sellers' expense, an ALTA Form B extended owner's policy of title insurance issued by the Title Company, acceptable to Buyer in the amount of the Purchase Price insuring Buyer that Buyer has fee title to the Hotel Property subject only to the Permitted Exceptions approved of by Buyer. Said policy will have attached thereto such endorsements as Buyer may require, including, but not limited to, endorsements insuring against encroachments, violations of covenants and restrictions, and mechanics' liens.

b.	All conditions precedent to Buyer's obligations provided for in any other section of this Agreement have been satisfied.

c.	Sellers will have obtained all approvals necessary, if any, to transfer all Associated Equipment constituting a portion of the Assets to Buyer.

d.	Sellers shall have given all notices to governmental authorities and other third parties required to be given by them in connection with the transactions contemplated by this Agreement under any license, permit, authorization, franchise, loan, note, mortgage, indenture, bond, or other agreement or instrument. All other consents, approvals, authorizations, estoppel and other certificates, and agreements of any third party required for, or reasonably requested by Buyer in connection with, the consummation of the transactions contemplated hereby shall have been delivered to Buyer.

e.	The representations and warranties of Sellers contained in this Agreement shall be true as of the Close of Escrow as though such representations and warranties were made at such time.

f.	Sellers shall have performed and complied with all terms, covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Close of Escrow.

g.	No action shall have been brought, and remain undismissed, alleging the illegality, invalidity of, or seeking to enjoin the transactions contemplated hereby. Since the date of this Agreement there shall have been no change in any applicable law that makes it illegal for any party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) approved by a committee, having primary jurisdiction in respect of the proposed change in applicable Law, of any legislative body having jurisdiction over the Hotel Property, (iii) adopted as a final regulation pursuant to formal rule making, order-issuing or regulatory authority by any agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Hotel Property, or (iv) embodied in a final, formal ruling, order or decision of any judicial body having jurisdiction over the Hotel Property.

h.	Sellers shall have delivered to Buyer such documentary and other evidence as Buyer or Escrow Holder may reasonably require evidencing the authority of the person or persons who are executing this Agreement, or any other document in connection with this Agreement, on behalf of Sellers.

5. Time of the Essence and Risk of Loss. Time is of the essence with respect to each and every condition and provision of this Agreement. Any extension of any provision of this Agreement will require the express, written consent of Buyer and Sellers. In the event of destruction, damage or condemnation of any buildings or other improvements constituting a portion of the Assets, Sellers will promptly notify Buyer in writing. If Buyer notifies Sellers and Escrow Holder in writing within five (5) days of such notice from Sellers of Buyer's election to terminate this Agreement, this Agreement will cease and terminate and be of no further force or effect and neither party shall have any rights against the other by reason of this Agreement and/or such termination. If Buyer does not elect to terminate this Agreement, Sellers will repair either such damage or Buyer will be entitled to a credit against the Purchase Price of an amount equal to the reasonable value of the property so destroyed, damaged or taken, less any condemnation or insurance proceeds received by Buyer in connection with such destruction, damage or condemnation. This is intended as an express provision with respect to destruction and eminent domain which supercedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

6. Termination and Buyer’s and Sellers’ Remedies. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

a.	at any time before the Close of Escrow, by Sellers or Buyer, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within ten (10) days following notification thereof by the terminating party or (ii) upon notification of the nonterminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

b.	[Intentionally Omitted.]

c.	If this Agreement is validly terminated pursuant to this Section, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Sellers or Buyer (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except as provided in the next succeeding paragraph.

d.	Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to subsection (a) or (b) above: (i) Sellers will remain liable to Buyer for any respective breach of this Agreement by Sellers existing at the time of such termination, and Buyer will remain liable to Sellers for any breach of this Agreement by Buyer existing at the time of such termination, but (ii) in no case may Buyer seek any remedy relating to the transactions and occurrences arising from this Agreement other than specific performance against Sellers, and Buyer hereby knowingly and specifically waives any and all claims for damages against Sellers with respect to any breach, however (iii) Sellers may seek any remedies, including damages and reasonable attorneys’ fees, against Buyer with respect to any breach as are available at law or in equity.

7. Condition of Assets. Buyer warrants that it is a sophisticated owner and hotel/casino developer familiar and experienced with all requirements for the use, development and operation of the Assets. Buyer acknowledges and agrees that because it has had an opportunity during the Inspection Period to inspect the Assets and the Hotel Property and Buyer has had an opportunity to withhold the Approval notice, Buyer is acquiring the Assets "AS IS", "WHERE IS" and with all faults as of the Close of Escrow. As such, Sellers make and have made no express or implied representation or warranty to Buyer concerning the Assets or the Hotel Property, including, without limitation:

a.	Any representation concerning the physical condition or value of the Assets;

b.	Any representation concerning zoning, subdivision or compliance with federal, state or local laws, ordinances, rules or regulations in connection with the development and use of the Assets, all of which Buyer will independently investigate;

c.	Any representation concerning the past, current or future prospects, revenues, expenses or profitability of the Hotel Property;

d.	Any representation regarding the suitability of the Hotel Property for any particular use or the fitness of the Hotel Property for any particular purpose;

e.	Any representation concerning the ability of Buyer to obtain any consents, approvals or credit from, or to enter into any agreements with any third parties, private or public.

f.	Any representation (and Buyer shall hold Sellers harmless from any liability) concerning hazardous materials or substances, environmental hazards or quality of construction, manufacture and design of any of the Assets, and relating to the condition or safety of the soils, the Assets or any adjacent property concerning any hazard, danger or defect on, near, or that may affect the Assets.

g.	Sellers expressly exclude any and all implied warranties of merchantability, fitness for a particular purpose, design and condition. Buyer hereby acknowledges and agrees that (i) no representations or warranties of any kind or nature whatsoever, express or implied, written or oral, have been made to Buyer or any other person by or on behalf of Sellers; and (ii) no one has any authority to make any such representations and warranties on behalf of Sellers.

8. Closing Costs. All surveys, transfer taxes, Buyer’s owners policy of title insurance premium and one-half (½) of escrow fees charged by Escrow Holder will be paid by Sellers. Recording fees and one-half (½) of the escrow fees charged by Escrow Holder will be paid by Buyer.

9. Confidentiality.

a.	In the course of considering the subject matter hereof, the parties may have needed to exchange certain information of a sensitive, proprietary, and/or confidential nature (the "Confidential Information"). Such Confidential Information, irrespective of the form of communication, would include all analyses, compilations, studies or other documents, which contain or otherwise reflect such information. Confidential Information will not include information which (i) becomes generally available to the public other than as a result of a disclosure by the recipient of such Confidential Information or an agent or representative of such recipient; (ii) was available to the recipient on a non-confidential basis prior to its disclosure by either of the parties hereto; or (iii) becomes available to the recipient on a non-confidential basis from some unrelated third-party source, provided that such source is not bound by a confidentiality agreement with respect to the Confidential Information or otherwise prohibited from transmitting the information to the recipient by a contractual, legal or fiduciary obligation.

b.	In consideration for granting access to certain Confidential Information, the parties agree that such Confidential Information will be held in strictest confidence, and will not be disclosed to any third-party without the prior written consent of the disclosing party. It is further agreed that: (i) the Confidential Information will be used by the parties solely in connection with their consideration of this Agreement and the purchase of the Assets contemplated by this Agreement; and (ii) that each party will reveal the Confidential Information only to those of its agents, representatives (including legal representatives and financial advisors), consultants and employees actively and directly participating in the evaluation of the matters addressed in this Agreement, or who otherwise need to know such information. If, however, the recipients are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the recipient so requested will provide prompt written notice of such request or requirement so that Sellers may seek a protective order or other appropriate remedy and/or waive compliance with the provision of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver the recipient reasonably believes they are nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the recipient may, without liability hereunder, disclose the Confidential Information. Buyer may also disclose Confidential Information to the contractor or architect hired by Sellers to work on the Hotel Property. In the event of any breach of Confidentiality, each party acknowledges that the disclosing party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, the parties agree that in addition to any other remedy to which an injured party may be entitled at law or equity, such injured party will be entitled to injunctive relief to prevent any breaches of this Section.

c.	Except as otherwise required by law, regulation or applicable securities exchange rules, neither Buyer nor Sellers shall issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld.

10. Assignment. Buyer agrees that it will not assign any rights or privileges granted herein without the reasonable consent of Sellers; provided, however, that Buyer will have the right to assign any or all of its rights, interests and obligations under this Agreement to a wholly-owned subsidiary of Buyer, provided that such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and that Buyer remains fully liable for all liabilities and obligations under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their successors and assigns.

11. Expenses. The parties acknowledge that they may incur significant legal, accounting and other expenses in negotiating and preparing this Agreement. Each party will bear and pay all their own legal, accounting and other expenses in negotiating and preparing this Agreement.

12. Prorations. Sellers and Buyers agree that the amount of taxes, liens and charges that run with the Assets will be prorated by the Escrow Holder between Sellers and Buyer as of the Close of Escrow. All utility fees and charges, if any, will be prorated at the time of the billing on the basis of the number of days before and after the Close of Escrow, respectively.

13. Interpretation; Choice of Law; Attorneys’ Fees. This Agreement will be construed as if prepared by both parties. Each party is represented by separate counsel. This Agreement and all documents necessary for the consummation of it will be construed, interpreted, and the rights of the parties determined in accordance with the laws of the State of Nevada, with any lawsuit arising from or relating to this Agreement to be heard in a state or federal court located in Clark County, Nevada, with the prevailing party being entitled to an award of reasonable attorney fees and costs of suit.

14. Headings. The section headings in this Agreement are for the convenience of reference only and will not affect the meaning or construction of any provision hereof.

15. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart will be deemed an original, but all such separate counterparts together will constitute only one and the same instrument. A facsimile signature will be effective as an original.

16. Severability. Any provision of this Agreement which is held to be invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

17. Waiver. Failure by any party at any time to require the other party’s performance of any obligation under this Agreement will not affect its right to require performance of that obligation. Any waiver of any breach of any provision of this Agreement will not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement. No waiver will be binding unless executed in writing by the party making the waiver.

18. Modifications. No modification, amendment or supplement to this Agreement will be effective for any purpose unless in writing and signed by each party, and then such modification, amendment or supplement will be effective only in the specific instances and the specific purposes for which given.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No party is relying upon any warranties, representations, definitions or inducements not set forth in this Agreement.

20. Real Estate Broker/Commissions. There will be no real estate brokerage fees or commissions with respect to this Agreement.

21. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent via facsimile or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer:

Station Casinos, Inc. 2411 W. Sahara Avenue Las Vegas, Nevada 89102 Attn: Richard J. Haskins, Esq. Facsimile: (702) 221-6613

If to Sellers:

Vestin Mortgage, Inc. 8379 W. Sunset Road Las Vegas, Nevada 89113 Attn: Paul R. Connaghan, Esq. Facsimile: (702) 921-6839

With a copy to:

Lionel Sawyer & Collins 300 South Fourth Street, Suite 1700 Las Vegas, Nevada 89101 Attn: Mark H. Goldstein, Esq. Facsimile: (702) 383-8845

22. Authority. Each individual and entity executing this Agreement hereby personally represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

23. Effect of Termination of Assignment. In the event that Buyer terminates the Assignment prior to the expiration of the Limited Due Diligence Period (as defined in the Assignment), this Agreement shall automatically be deemed void and of no force or effect.

[Signature page follows]

“BUYER”

STATION CASINOS, INC., a Nevada corporation

By: /s/ Richard J. Haskins

Title: Executive Vice President

“SELLERS”

VESTIN FUND I, LLC, a Nevada limited liability company By: Vestin Mortgage, Inc., Manager,

/s/ Lance Bradford By: Lance Bradford, CFO

VESTIN FUND II, LLC, a Nevada limited liability company

By: Vestin Mortgage, Inc., Manager,

By: /s/ Lance Bradford Lance Bradford, CFO

OWENS MORTGAGE INVESTMENT FUND, a California limited partnership

By: /s/ William C. Owens Its: General Partner

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

That real property consisting of approximately 25.86 acres
and more fully described on the attached legal description.